Exhibit 10.3

DATED 24 October 2005

SPACELABS HEALTHCARE, INC.

THE DIRECTORS OF SPACELABS, INC.

OSI SYSTEMS, INC.

COLLINS STEWART LIMITED

PLACING AGREEMENT

in respect of

SPACELABS HEALTHCARE, INC.

Adelaide House London Bridge London EC4R 9HA

tel +44 (0) 20 7760 1000 fax +44 (0) 20 7760 1111

CONTENTS

1	Definitions and interpretation	2
2	Conditions	10
3	Delivery of documents	12
4	Application for Admission	12
5	Placing Shares	13
6	Placing	14
7	Pre-admission and post-admission obligations	15
8	Warranties	19
9	Indemnities	21
10	Termination	25
11	Fees, commissions and expenses	26
12	Undertakings re overseas securities laws	28
13	Announcements	29
14	Variation and waiver	29
15	Time of the essence	29
16	Law and jurisdiction	29
17	Notices	30
18	Invalidity	31
19	Counterparts	31
20	Survivorship	31
21	Entire agreement	31
22	Assignment	31
23	Contracts (Rights of Third Parties) Act 1999	31
24	General	32

DATED 24 October 2005

PARTIES

1	Company	SPACELABS HEALTHCARE, INC. a corporation incorporated under the laws of the State of Delaware, USA;

2	Directors	THE SEVERAL PERSONS whose names and addresses are set out in Schedule 1 parts 1 and 2;

3	OSI	OSI SYSTEMS, INC a corporation incorporated under the laws of the State of California, USA; and

4	Nomad	COLLINS STEWART LIMITED (company no 01774003) whose registered office is at 9th Floor, 88 Wood Street, London EC2V 7QR.

RECITALS

(A)	The Company was incorporated under the laws of the State of Delaware, USA on 2 August 2005 as a company limited by shares. Details of the Company’s shares of common stock are set out in part 7 of the Admission Document.

(B)	The Company proposes to raise approximately £16.83 million (before expenses) by way of a placing of new Ordinary Shares at the Placing Price.

(C)	An application is proposed to be made to the London Stock Exchange for the entire issued and to be issued shares of common stock of $0.001 each in the capital of the Company to be admitted to trading on AIM.

(D)	Nomad has agreed as agent for the Company to use its reasonable endeavours to procure subscribers for the Placing Shares and, failing which, to subscribe for the Placing Shares itself on the terms and subject to the Conditions set out in this Agreement.

(E)	OSI (together with a wholly owned subsidiary of OSI, UDT Sensors, Inc.) currently owns all of the shares of common stock of the Company and will retain a holding of approximately 80 per cent. in the Company on Admission.

(F)	Nomad has agreed to enter into this Agreement in reliance, inter alia, on the representations, warranties, indemnities and undertakings contained in this Agreement.

(G)	The Placing is to be made outside the United States within the meaning of and pursuant to Regulation S.

OPERATIVE PROVISIONS

1	Definitions and interpretation

1.1	In this Agreement unless the context requires otherwise the following definitions apply:

Accountants’ Long Form Report	the accountants’ long form report on the Group dated 19 October 2005 prepared by the Reporting Accountants;

Accountants’ Short Form Report(s)	the accountants’ short form reports on:

(i) the Company for the period from the date of incorporation to the Accounts Date; and

(ii) the Group (other than the Company) for the period from 1 July 2004 to the Accounts Date,

in each case prepared by the Reporting Accountants and contained in the Admission Document;

Accounts Date	30 June 2005 in respect of the Group (other than the Company) and 31 August 2005 in respect of the Company;

Act	the Companies Act 1985 (as amended);

Admission	admission of all of the Ordinary Shares (issued and to be issued pursuant to the Placing) to trading on AIM becoming effective in accordance with rule 6 of part 1 of the AIM Rules;

Admission Document	the document, being the document in the agreed terms numbered 1 in Schedule 4, prepared in accordance with the AIM Rules;

Agreement	this agreement;

AIM	the market of that name operated by the London Stock Exchange;

AIM Rules	the AIM Admission Rules as issued by the London Stock Exchange;

Application	the application to be made by the Company in accordance with rule 5 of part 1 of the AIM Rules;

Board Minutes	the minutes of the meeting of the board of Directors in the agreed terms numbered 3 in Schedule 4;

Business Day	a day (excluding Saturday, Sunday and statutory holidays) when clearing banks in England and Wales are open for business;

Company’s Solicitors	Kirkpatrick & Lockhart Nicholson Graham LLP of 110 Cannon Street, London EC4N 6AR;

Completion Date	the date on which Admission becomes effective;

Conditions	the conditions contained in clause 2.1;

CREST	the relevant system (as defined in the CREST Regulations) in respect of which CRESTCO is the Operator (as defined in the CREST Regulations);

CREST Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 no 3755);

CRESTCO	CRESTCo Limited;

Directors	the directors of the Company whose names and addresses are set out in Schedule 1;

Directors’ Responsibility Letters	the documents in the agreed terms numbered 2 in Schedule 4, being the letters from each of the Directors confirming their responsibility for the Admission Document;

Estimate of Expenses	the schedule of expenses in the agreed terms numbered 4 in Schedule 4 in respect of the expenses of advisers to the Group and to Nomad;

Executive Directors	those directors of the Company whose names are set out in Schedule 1 part 1;

FSA	the Financial Services Authority;

FSMA	the Financial Services and Markets Act 2000;

Group	the Company and each of its Subsidiaries from time to time (which shall for the avoidance of doubt include all companies whose shares are beneficially owned by the Company immediately following the Re-organisation);

Indemnified Persons	Nomad and any subsidiary, subsidiary undertaking or holding company of Nomad, any division of Nomad, and any subsidiary or subsidiary undertaking of such holding company, and the current and former directors, officers, employees and agents of each of such persons;

Indemnities	the indemnities set out or referred to in clause 9;

Legal Due Diligence Report(s)	the legal due diligence reports relating to the Group prepared by: (i) the Company’s Solicitors in respect of Spacelabs Medical UK Limited, Blease Medical Holdings Ltd dated 23 September 2005; and (ii) Loeb & Loeb LLP in respect of Dolphin Medical, Inc., Spacelabs Medical, Inc. and the Company dated 9 September 2005;

London Stock Exchange	London Stock Exchange plc;

Nominated Adviser and Broker Agreement	the agreement between the Company, the Directors, OSI and Nomad in the agreed terms numbered 9 in Schedule 4;

Non-Executive Directors	the non-executive directors of the Company whose names are set out in Schedule 1 part 2;

Ordinary Shares	shares of common stock of US$0.001 each in the capital of the Company;

Placees	persons to be procured by Nomad to subscribe for Placing Shares pursuant to the provisions of this Agreement;

Placing	the placing of the Placing Shares by Nomad pursuant to this Agreement and the Placing Documents;

Placing Documents	together the Admission Document and the Placing Letter;

Placing Letter	the letter and form of confirmation in the agreed terms numbered 9 in Schedule 4 to be sent by Nomad on behalf of the Company to Placees in relation to the Placing;

Placing Price	125 pence per Placing Share;

Placing Shares	the 13,461,756 new Ordinary Shares to be issued by the Company and subscribed for pursuant to clause 5;

Power of Attorney	a power of attorney in the agreed terms numbered 5 in Schedule 4 to be given by each of the Directors;

Press Announcement	the press announcement in the agreed terms numbered 6 in Schedule 4 relating to the Placing;

Registrars	the Company’s registrars being Computershare Investor Services Limited (Channel Islands), PO Box No 83, Ordnance House, 31 Pier Road, St Helier, Jersey JE4 8PW;

Regulation S	Regulation S promulgated under the US Securities Act;

Relationship Agreement	the relationship agreement between the Company and OSI in the agreed terms numbered 10 in Schedule 4;

Re-organisation	as defined in paragraph 23 of Schedule 2;

Reporting Accountants	Deloitte & Touche LLP, Athene Place, 66 Shoe Lane, London EC4A 3BQ;

Solicitors to the Placing	Berwin Leighton Paisner of Adelaide House, London Bridge, London EC4R 9HA;

Subsidiary	as defined in section 736 of the Act and includes subsidiary undertakings as defined in section 258 of the Act and Subsidiaries’ will be construed accordingly;

Supplementary Admission Document	any supplementary admission document prepared in accordance with clause 4.3;

Tax or Taxation	all taxes, levies, imposts, duties, contributions, deductions, charges and withholdings of whatsoever nature whenever and wherever imposed by a Taxation Authority or pursuant to fiscal legislation and without prejudice to the generality of the foregoing includes:

(a)    within the United Kingdom, income tax, corporation tax, capital gains tax, value added tax, HM Revenue & Customs duties, advance corporation tax, inheritance tax, social security contributions, stamp duty, stamp duty reserve tax and amounts corresponding to any of the foregoing;

(b)    outside the United Kingdom, identical or substantially similar taxes to those United Kingdom taxes referred to above together with all other taxes on gross and net income, profits or gains, receipts, sales, use, occupation, franchise, added value and personal property; and

(c)    all penalties, charges, surcharges, fines and other similar amounts and interest included in or relating to any of the above regardless of whether such taxes or other matters referred to in paragraph (a) are directly or primarily chargeable against or attributable to a member of the Group or any other person, firm or company and regardless of whether a member of the Group has or may have any right of reimbursement against any other person;

Taxation Authority	any authority, whether of the United Kingdom or elsewhere, competent to impose, assess or collect Taxation, including but not limited to the Board of Inland Revenue, the Commissioners of HM Revenue & Customs and the Department of Social Security;

United States	has the meaning given to it in Regulation S;

US Securities Act	the United States Securities Act of 1933 (as amended);

VAT	United Kingdom value added tax;

Verification Notes	the document in the agreed terms numbered 7 in Schedule 4, being the questions prepared by the Company’s Solicitors for the purpose of verifying the statements and information in the Admission Document together with the answers to such questions, signed by or initialled on behalf of each of the Directors;

Warranties	the warranties contained in clause 8 and Schedule 2; and

Working Capital Report	the report dated 19 October 2005 prepared by the Reporting Accountants on the working capital projections in respect of the Group for period to 30 June 2007.

1.2	In this Agreement:

1.2.1	words and phrases, the definitions of which are contained or referred to in the Act, have the meanings given to them therein (unless otherwise expressly defined in this Agreement);

1.2.2	any reference to a statutory provision includes a reference to:

1.2.2.1	any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made); and

1.2.2.2	any modification, amendment, consolidation, re-enactment or replacement of it or any provision of which it is a modification, amendment, consolidation, re-enactment or replacement;

provided that the incorporation of a reference to any such new legislation or modifications, amendments, consolidations, re-enactments or replacements coming into force after the date hereof shall not increase the liability of any party hereunder as a result of such interpretation;

1.2.3	reference to a clause, Schedule or paragraph is to a clause of or a Schedule to or paragraph of a Schedule to this Agreement respectively;

1.2.4	the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;

1.2.5	reference to any document being “in the agreed terms” is to that document in the form signed or initialled by or on behalf of the Company and Nomad for identification. A list of documents in the agreed terms is set out in Schedule 4;

1.2.6	references to times of the day are to London times;

1.2.7	words denoting persons include bodies corporate, unincorporated associations and partnerships and vice versa;

1.2.8	reference to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

1.2.9	unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and words denoting a gender shall include each other gender; and

1.2.10	headings are for ease of reference only and do not affect the construction or interpretation of this Agreement.

2	Conditions

2.1	The obligations of Nomad under this Agreement are conditional upon satisfaction of each of the following conditions by the relevant time and/or date referred to below:

2.1.1	the delivery to Nomad of an electronic copy of the Admission Document on the date of this Agreement;

2.1.2	the release of the Press Announcement through a Regulatory Information Service of the London Stock Exchange by not later than 8.00 am on the date following the date of this Agreement;

2.1.3	the delivery by the Company to Nomad simultaneously with the execution of this Agreement (or immediately thereafter if the context requires) of each of the documents specified in Schedule 5 (except as may be otherwise agreed by Nomad);

2.1.4	the Company and the Directors having confirmed in writing in the form of the certification set out in Schedule 6 to Nomad that immediately prior to Admission there has not come to their attention (having made due and careful enquiry) any matter, fact, circumstance or event which renders any of the Warranties untrue or inaccurate in any material respect (or which would render any of the Warranties untrue or inaccurate in any material respect if then repeated) by reference to the facts subsisting at that time such certificate to be treated as delivered and effective as at 5.00 pm on the Business Day immediately prior to Admission;

2.1.5	the Placing Shares having been allotted, subject only to Admission in the manner described in clause 5.3;

2.1.6	there not having arisen or occurred before Admission any material new factor, mistake or inaccuracy relating to the information included in the Admission Document such that a Supplementary Admission Document is required by the AIM Rules to be published unless a supplementary document has been published in accordance with clause 4.3; and

2.1.7	Admission taking place not later than 8.00 am on 31 October 2005 or such later date as is agreed in writing between the Company and Nomad, but in any event not later than 8.00 am on 8 November 2005.

In the event of any non-fulfilment of any of such conditions or any matter, fact, circumstance or event arising or occurring which would or might result in any of such conditions being incapable of being fulfilled, the Company shall forthwith give notice to Nomad of the circumstances of such non-fulfilment or potential non-fulfilment.

2.2	The Company and the Directors jointly and severally agree to use their respective reasonable endeavours (in the case of the Directors, subject to their fiduciary duties), to procure the fulfilment of the Conditions set out in clause 2.1 by the times and dates stated in clause 2.1. If any of the Conditions have not been fulfilled on or before the time and date set for its fulfilment or becomes incapable of being fulfilled (subject to Nomad not exercising its rights under clause 2.3 to waive or extend the time for fulfilment of the relevant condition), this Agreement and everything contained in it shall (save as provided below) cease and determine provided that until such time as any such conditions shall become incapable of being fulfilled or shall be waived by Nomad, each of the parties hereto shall comply with the obligations on its or his part contained in this Agreement for the purpose of implementing the Placing. In that event, none of the parties shall have any claim against any other party whatsoever in respect of this Agreement provided that:

2.2.1	the provisions of clause 1, this clause 2.2, clauses 9, 13 and 16 to 24 shall remain in full force and effect;

2.2.2	the Company shall pay the incidental costs referred to in clause 11.2;

2.2.3	all monies received from Placees pursuant to the Placing shall be returned to such Placees at their own risk; and

2.2.4	such termination shall be without prejudice to any accrued rights or obligations of any party under this Agreement.

2.3	Nomad may, in its absolute discretion, waive or extend the time for fulfilment of all or any or any part of any of the Conditions set out in clause 2.1 by notice in writing to the Company save that such time shall not be extended beyond 8 November 2005.

3	Delivery of documents

3.1	Each of the Company and the Directors will procure that there is communicated or delivered to Nomad all such information and documents (signed by the appropriate person where so required) as Nomad may reasonably require to enable it to discharge its obligations under this Agreement and pursuant to the Placing.

3.2	The Directors and the Company will procure that the documents stated in the Admission Document as being available for inspection will be made so available to Nomad.

4	Application for Admission

4.1	The Company confirms that it has authorised Nomad to make the Application on its behalf and undertakes that it will pay all such fees as may be necessary to obtain Admission not later than 8.00 am on 31 October 2005 or such later date as is agreed in writing between the Company and Nomad, but in any event not later than 8 November 2005.

4.2	The Company and each of the Directors undertake to take all such steps, execute all such documents and provide all such information, give all such undertakings and do or procure to be done all such things as may be necessary to comply with the requirements of the AIM Rules and the London Stock Exchange in connection with the Application.

4.3	Without prejudice to the provisions of clause 10, where, after publication of the Admission Document (but before Admission), there arises or is noted any material new factor, mistake or inaccuracy relating to the information included in the Admission Document, each of the Directors undertakes to notify the Company immediately after becoming aware of the same (whether or not such information results in any Warranty becoming untrue or inaccurate) and the Company will immediately:

4.3.1	disclose the factor, mistake or inaccuracy to Nomad in writing; and

4.3.2	in consultation with Nomad, prepare a Supplementary Admission Document and procure the publication of the same; and

4.3.3	following publication of any Supplementary Admission Document, make available free of charge sufficient copies of such document in accordance with the requirements of the AIM Rules.

4.4	If a Supplementary Admission Document is published pursuant to clause 4.3, reference to the Admission Document or to the Placing Documents in clauses 9 and 10 shall be deemed to include the Supplementary Admission Document and the Warranties referred to in clause 8 and set out in Schedule 2 shall be deemed to have been made and given in relation to the Admission Document as amended and supplemented by the Supplementary Admission Document as well as to the original Admission Document.

4.5	Subject to compliance by the Company and the Directors with clauses 4.1 to 4.3 (inclusive) and to their providing Nomad with all such information and assistance as it may reasonably require to carry out its obligations under this clause 4.5, Nomad will extend to the Company all such assistance in connection with the fulfilment of the Conditions generally and, in particular, the issue of the Admission Document, the Application, the Placing and, where relevant (and without prejudice to its rights under clause 10), compliance with the AIM Rules and the publication of a Supplementary Admission Document if any as is reasonable and consistent with its obligations and duties as nominated adviser (as defined in the AIM Rules) to the Company.

5	Placing Shares

5.1	On the terms and subject to the conditions referred to in this Agreement and the Placing Documents and in reliance, inter alia, on the warranties, indemnities and undertakings contained in this Agreement, Nomad agrees to use its reasonable endeavours to procure subscribers for the Placing Shares at the Placing Price by the distribution of the Placing Documents and on the basis of the information contained therein only and, in the event that subscribers are not obtained for all or any of the Placing Shares at the Placing Price, Nomad (or such other company (being within the same group of companies as Nomad) as Nomad shall nominate) will subscribe, as principal and at the Placing Price, for all of those Placing Shares in respect of which subscribers have not been obtained.

5.2	The Company irrevocably appoints and instructs Nomad to act as its agent for the purposes of the Placing. The appointment confers on Nomad, on behalf of the Company, all powers, authorities and discretions which are reasonably necessary for or incidental to the Placing and the Company agrees to ratify and confirm everything which Nomad shall lawfully do or have done in the proper and reasonable exercise of such powers, authorities and discretions. Nomad accepts such appointment on those terms.

5.3	The Company shall procure that the board of Directors (or a duly authorised committee of the board) shall allot the Placing Shares, subject to the certificate of incorporation, the by-laws and other constitutional documentation of the Company and conditional on this Agreement becoming unconditional and not being terminated in accordance with its terms, to such persons in certificated form and in such denominations as may be notified to it by Nomad pursuant to clause 6.1 and on the terms that, on such allotment becoming unconditional, such shares shall be fully paid and shall rank pari passu in all respects with all other Ordinary Shares then in issue, including the right to receive all dividends and other distributions declared, made or paid after the date of their issue.

5.4	The subscription price for each of the Placing Shares shall be the Placing Price, the aggregate of which Nomad shall procure to be paid (in cleared funds) (less the deductions made pursuant to clause 11 in respect of fees, commissions and costs payable by the Company) out of the proceeds of the Placing received by Nomad by no later than 3.00 pm on the third Business Day after the Completion Date by telegraphic transfer to the account of the Company with Bank of America, ABA number 026009593, account number 67107- 409.

5.5	The receipt by the Company of the amount referred to in clause 5.4 shall constitute an absolute discharge of any obligation to Nomad to make payment to the Company in respect of the Placing Shares and Nomad shall not be required to investigate the application of such amount.

5.6	The Placing Shares shall be subscribed for free from all liens, charges, encumbrances, equities and other third party rights of any nature whatever with all rights of any nature whatever attaching or accruing to them now or after the date of their issue.

6	Placing

6.1.	Following performance by the Company of its obligations pursuant to clauses 2 and 3, and subject to the terms and conditions of this Agreement and the Placing Letter, Nomad will, as agent for the Company:

6.1.1	effect the Placing by procuring the despatch of the Placing Letters and, using reasonable endeavours, seek to procure subscribers for the Placing Shares at the Placing Price;

6.1.2	procure that all monies received pursuant to the Placing are kept in an interest-bearing bank account held in the name of Nomad until payment to the Company in accordance with clause 5.4 (Nomad shall not be required to place any such monies or to procure that any such monies are placed on deposit); and

6.1.3	as soon as practicable, supply to the Company a schedule of Placees (showing their full names and addresses) subscribing for the Placing Shares pursuant to the Placing and the number of Placing Shares for which they are each subscribing.

6.2	In accordance with the Placing Documents Nomad will determine in its absolute discretion:

6.2.1	the identity of the subscribers for the Placing Shares;

6.2.2	the validity or otherwise of acceptances received for Placing Shares under the Placing; and

6.2.3	the basis of allocation of Placing Shares under the Placing.

6.3	If by 12.00 noon on the Business Day immediately prior to the day of Admission the Company and Nomad after consultation with the Registrars determine pursuant to procedures maintained under the Money Laundering Regulations 2003 that satisfactory evidence as to identity has not been, and is unlikely to be, received within a reasonable period of time in respect of any acceptances received for Placing Shares under the Placing, the Placing Shares comprised in that acceptance will not be allocated to any such person and Nomad will use its reasonable endeavours to procure Placees for any such Placing Shares prior to Admission and in the event that Placees are not procured for any such Placing Shares at the Placing Price prior to Admission, Nomad will subscribe, as principal and at the Placing Price, for all those Placing Shares in respect of which subscribers have not been obtained.

7	Pre-admission and post-admission obligations

7.1	Registration

7.1.1

The Company and the Directors severally undertake to Nomad that they shall promptly after the allotment of the Placing Shares becomes unconditional procure the registration (without registration fee) as members of the Company of the Placees of the Placing Shares and procure the issue to such persons registered as members of the

Company, not later than the date specified therefor in the timetable set out in the Admission Document, of definitive share certificates in respect of the Placing Shares to which they are entitled.

7.1.2	The Company will provide the Registrars with all necessary authorisations and information to enable the Registrars to perform their duties as registrars in accordance with and as contemplated by this Agreement, the terms of the Placing Documents and any agreement between the Registrars and the Company.

7.2	Use of Placing proceeds

The Company hereby undertakes that it will, and each of the Directors severally undertakes to Nomad to use all reasonable endeavours to procure that the Company will, apply sums realised pursuant to the placing of the Placing Shares only for the purposes set out in the Admission Document.

7.3	Restrictions on transfer of shares by Directors

7.3.1	Each of the Directors undertakes to Nomad in consideration of Nomad entering into this Agreement that save with the prior written consent of Nomad (in its absolute discretion), for the period commencing on the date of this Agreement and ending on the first anniversary of the Completion Date, (the “Hard Lock In Expiry Date”), he will not:

7.3.1.1	offer, dispose of or agree to offer or dispose of, directly or indirectly, any Ordinary Shares or any interest in any Ordinary Shares or other shares in the capital of the Company or any securities convertible into or exchangeable for Ordinary Shares or other shares in the capital of the Company (including any Ordinary Shares resulting from the exercise of options issued or to be issued by the Company); or

7.3.1.2	enter into or agree to enter into any derivative transaction of any type whatsoever (including, without limitation, any swap, contract for differences, option, warrant or future transaction or arrangement) in respect of, or referenced to, any Ordinary Shares or other shares in the capital of the Company, whether any such transaction is settled by delivery of Ordinary Shares or other securities, in cash or otherwise.

In this clause 7.4 “dispose” includes mortgaging, pledging, charging, lending, assigning, selling, transferring or otherwise disposing of the relevant securities.

7.3.2  The provisions of clause 7.4 shall not apply:

7.3.2.1	pursuant to an intervening court order; or

7.3.2.2	in acceptance of a general offer made to shareholders of the Company to acquire all the Ordinary Shares (other than any such shares which are already owned by the person making such offer or any person(s) acting in concert with it which has been recommended by the Directors or which has become or been declared unconditional in all respects) or the execution and delivery of an irrevocable commitment or undertaking to accept a general offer (without any further agreement to transfer or dispose of any shares or any interest therein) such as is mentioned above; or

7.3.2.3	for a disposal by the personal representatives of any of the Directors who shall die during the period referred to above provided that the sale or other disposal of any shares in the Company by such personal representatives pursuant to this clause 7.3.2.3 during such period shall be effected in consultation with Nomad so as to ensure an orderly market for the issued share capital of the Company; or

7.3.2.4	to a spouse, son, daughter, stepson or stepdaughter; or

7.3.2.5	for the purpose only of effecting the appointment of a new trustee or by the trustees of a trust to a person beneficially entitled under such trust; or

7.3.2.6	pursuant to any compromise or arrangement providing for the acquisition by any person (or group of persons acting in concert) of 50% or more of the equity share capital of the Company which has been recommended by the Directors; or

7.3.2.7	pursuant to any scheme of reconstruction in relation to the Company;

provided always that:

7.3.2.8	any transferee as is referred to in clause 7.3.2.3, 7.3.2.4 or 7.3.2.5 undertakes to Nomad by deed in a form reasonably acceptable to Nomad to comply with all liabilities and obligations of the transferor under this Agreement, whereupon the transferor will be released from any such liability or obligation; and

7.3.2.9	Nomad is given notice in writing by the relevant Director(s) prior to effecting any disposal or agreement for disposal pursuant to clause 7.3.2.4 or 7.3.2.5.

7.3.3	Subject to the terms of clause 7.3.1, each of the Directors hereby covenants and undertakes to Nomad that, in order to preserve an orderly market in the Ordinary Shares and subject to having first obtained Nomad’s written consent to any such sales (such consent not to be unreasonably withheld), he will for a period commencing on the Hard Lock In Expiry Date and ending on the first anniversary thereof effect any sales of Ordinary Shares, or procure that any such sales are effected, through Nomad or the Company’s broker from time to time (subject to (i) Nomad’s or the Company’s broker’s duty (as the case may be) to provide “best excecution” as required under the applicable rules of the UK Financial Services Authority’s “Conduct of Business Sourcebook”; and (ii) Nomad or the Company’s broker (as the case may be) charging an equivalent rate of commission to that charged by it to similar clients at the relevant time).

7.4	CREST

If, subsequent to the date of this Agreement it becomes possible as a result of a change in law, a “no action letter” addressed to AIM by the US Securities and Exchange Commission, or for any other reason, for the settlement of the Ordinary Shares to be effected through CREST (or another similar system for paperless settlement of trades) without the Company, the transferors or the transferees of such shares breaching any of the requirements of Regulation S, the Company and the Directors undertake to Nomad to use reasonable endeavors to enable the Ordinary Shares to be settled through CREST (or the relevant other system for paperless settlement of trades) including arranging for the holders of the Ordinary Shares to transfer their Ordinary Shares to a depositary and for the depositary to issue those holders with depositary interests representing their Ordinary Shares.

7.5	Bank Facility

The Directors, the Company and OSI undertake to Nomad to use their reasonable endeavours following Admission to negotiate new banking facilities for the Group and the related release of the existing obligations of, and security granted by, members of the Group pursuant to OSI’s current banking arrangements with Bank of the West.

8	Warranties

8.1	Subject to clause 8.11, the Company and each of the Executive Directors jointly and severally warrant to Nomad (for itself and for the benefit of the holders of Placing Shares) in the terms of Schedule 2. Each of the Non-Executive Directors severally warrants to Nomad (for itself and for the benefit of the holders of Placing Shares) in the terms of Schedule 2 so far as each Non-Executive Director is aware of the facts relating to each such warranty other than paragraphs 17.1, 17.3 and 18 of Schedule 2 where the warranties are given in relation to himself only but without any awareness qualifications. Subject to clause 8.11, OSI warrants to Nomad (for itself and for the benefit of the holders of Placing Shares) in the terms of paragraph 9 and 23 of Schedule 2. The Warranties shall remain in full force and effect notwithstanding Admission.

8.2	The Company, OSI and each of the Directors acknowledge that Nomad has relied on the Warranties in entering into this Agreement. Each of the Warranties shall be construed as a separate warranty and shall not be limited by the terms of any other of the Warranties or by any other term of this Agreement.

8.3

Where any of the Warranties is qualified (or in the case of the Non-Executive Directors only and in accordance with clause 8.1, is deemed to be qualified) by an expression of awareness, knowledge, information or belief, that Warranty shall be deemed to include an additional statement that it has been made after due and careful enquiry by the persons giving that Warranty into the subject matter of that

Warranty and the awareness, knowledge, information or belief of any one of those persons shall be imputed to the remaining persons.

8.4	If at any time prior to Admission:

8.4.1	any breach of any of the Warranties or any matter, fact, circumstance or event which could give rise to such a breach shall come to the knowledge of the Company, OSI or of any Director; or

8.4.2	any matter, fact, circumstance or event shall come to the knowledge of the Company, OSI or any Director which, if the Warranties were repeated at such time, would render the Warranties untrue or inaccurate, it or he will give immediate notice to Nomad of the same upon becoming aware of such breach, matter, fact, circumstance or event.

8.5	No claim in respect of any breach of any of the Warranties shall be brought (and none of the Company, OSI or any of the Directors shall be liable under the Warranties in respect of any breach) if the fact, event or circumstance giving rise to the breach has been disclosed in the Admission Document or any Supplementary Admission Document which may be required to be published.

8.6	Neither the Company nor any of the Directors shall be liable for any claim under the Warranties unless written notice of the claim (giving reasonable details of the basis of such claim) is served on it/ him by Nomad not later than one month after publication of the audited consolidated accounts of the Group in respect of the financial year ending 30 June 2007 and either the amount payable in respect of the relevant claim has been agreed between the relevant parties to this Agreement or legal proceedings have been instituted in respect of the relevant claim and served on the relevant parties within six months of service of such written notice.

8.7	The liability of the Directors under the Warranties shall (save in the case of fraud or wilful concealment by the relevant party) be limited so that no Director shall be individually liable for an amount in excess of the amount set opposite his name in column 2 of Schedule 3.

8.8	The liability of each of the Company and OSI under the Warranties and clause 8.11 shall (save in the case of fraud or wilful concealment by the relevant party) be limited so that neither corporation shall be individually liable for an amount in excess of the amount set opposite its name in column 2 of Schedule 3.

8.9	None of the information supplied by the Company or its officers or employees or its professional advisers to the Directors or their agents, representatives or advisers in connection with the Warranties or otherwise in relation to the business affairs of the Group shall be deemed a representation, warranty or guarantee of its accuracy by the Company or such officers, employees or professional advisers to the Directors and the Directors waive any claims against the Company which they might otherwise have in respect of the same.

8.10	Any decision by Nomad as to:

8.10.1	whether or not to bring any action for breach of any of the Warranties or clause 8.11 on behalf of a person deriving title to the Placing Shares; and

8.10.2	the identity of the person against whom such action is brought, shall be entirely at the discretion of Nomad.

8.11	If OSI is in breach of any the Warranties contained in paragraphs 9 and/or 23 of Schedule 2, or if the Company is in breach of any of the Warranties contained in paragraphs 9, 10, 14 and/or 23 of Schedule 2 (together the “Indemnified Warranties”), OSI and the Company hereby severally undertake with Nomad (for itself and as trustee for each and every Indemnified Person) to keep each and every Indemnified Person indemnified from and against all losses, claims, liabilities, actions, demands, reasonable costs, charges and expenses which any of the Indemnified Persons may properly suffer or incur (including all such costs, charges and expenses as any such Indemnified Person may pay or incur in responding to, or disputing, any such actions, claims or demands or in enforcing its rights for breach of the Indemnified Warranties) by reason of, resulting from, attributable to or in connection with, directly or indirectly, breach of the Indemnified Warranties.

8.12	Collins Stewart hereby confirms and acknowledges to the Company, OSI and the Directors that it has not entered into this Agreement in reliance on any representation or warranty other than those set out in this Agreement.

9	Indemnities

9.1

No claim shall be made against any Indemnified Persons to recover any loss, damage, cost, charge or expense which the Company or any of the Directors may suffer or incur by reason of or arising out of the carrying out by Nomad or on its behalf of its obligations or services under this Agreement or in connection with the

Placing unless and to the extent that such loss, damage, cost, charge or expense resulted from the negligence, wilful default or fraud of Nomad and/or any other Indemnified Person or a breach by Nomad of its obligations hereunder or of its respective duties and obligations under FSMA, the rules of the FSA or the AIM Rules.

9.2	The Company agrees and undertakes with Nomad (for itself and as trustee for each and every other Indemnified Person) to keep each and every Indemnified Person indemnified from and against all losses, claims, liabilities, actions, demands, reasonable costs, charges and expenses incurred in any jurisdiction which any of the Indemnified Persons may properly suffer or incur (including all such costs, charges and expenses as any such Indemnified Person may pay or incur in responding to, or disputing, any such actions, claims or demands or in enforcing its rights under this clause 9) by reason of the carrying out by Nomad of its obligations or services under or in connection with this Agreement or the Placing including:

9.2.1	any failure or alleged failure by the Company, or any of its Subsidiaries, agents, employees or professional advisers or any of the Directors to comply with the Act, FSMA, the CREST Regulations (if applicable) or the AIM Rules or any other requirement of statute or statutory regulation in relation to Admission or the Placing; or

9.2.2	the Placing Documents not containing, or being alleged not to contain, all information required to be stated therein by the Act, FSMA, the CREST Regulations (if applicable) or the AIM Rules or any other requirement of statute or statutory regulation in any jurisdiction or any statement therein being, or being alleged to be, untrue, inaccurate, incomplete or misleading or not based on reasonable grounds; or

9.2.3	any misrepresentation or alleged misrepresentation (by whomsoever made) contained in the Placing Documents or any other document issued in connection with Admission or the Placing; or

9.2.4	the carrying out or performance in a proper manner by Nomad of its duties, obligations and services under or in connection with this Agreement and otherwise in connection with Admission or the Placing or the issue and publication of any or all of the Placing Documents or any other document issued in connection with Admission or the Placing; or

9.2.5	any breach or alleged breach of the laws or regulations of any country resulting from the distribution of any or all of the Placing Documents or any other document issued by or authorised to be issued by the Company in connection with Admission or the Placing in, into or to such country, being a country in which such acts would be or in contravention of any laws or regulations;

9.2.6	any breach of the confirmation to be delivered to Nomad pursuant to clause 2.1.4; or

9.2.7	the allotment and issue of the Placing Shares,

save to the extent that it resulted from the negligence, wilful default or fraud of any such Indemnified Person or the breach by Nomad or any other Indemnified Person of its obligations hereunder or of its duties and obligations under FSMA, the rules of the FSA or the AIM Rules.

9.3	Any transaction or step carried out by Nomad pursuant to this Agreement will be carried out at the request of and as agent for the Company and not for Nomad itself. Neither Nomad nor any other Indemnified Person will be responsible for any loss or damage to any person arising from any such transaction or step, or for any insufficiency or alleged insufficiency of the Placing Price or of the terms on which any Placees may be procured by Nomad, or for the timing of any such subscription unless such loss or damage arises from the negligence or wilful default of Nomad or any other Indemnified Person or the breach by Nomad of its obligations hereunder or of its duties and obligations under FSMA, the rules of the FSA or the AIM Rules.

9.4	Neither Nomad nor any other Indemnified Person will be responsible to the Company or to the Directors or to any other person responsible for the Admission Document for verifying the accuracy, completeness or fairness of the information contained in the Placing Documents, or otherwise published by the Company in connection with the Placing.

9.5	If the United Kingdom HM Revenue and Customs or any other Taxing Authority brings into any charge to taxation any sum payable under the indemnity contained in clause 9.2 or 8.11, the amount so payable shall be grossed up by such amount as will ensure that the Indemnified Person is placed in the same net of tax position as it would have been in had the sum payable under clauses 9.2 or 8.11 not been liable to be brought into charge for any Taxation purposes.

9.6	As soon as reasonably practicable after Nomad becomes aware of any claim made or threatened within the scope of the indemnities set out in this clause 9, Nomad shall notify the Company of the relevant claim (indicating the nature of the allegations being made) and shall thereafter, subject to any requirement imposed by an insurer of Nomad or any Indemnified Person:

9.6.1	at reasonable intervals keep the Company informed of the progress of the claim;

9.6.2	provide the Company with copies of such documentation relating to the claim as the Company may reasonably request; and

9.6.3	maintain reasonable consultation with the Company regarding decisions concerning the claim;

subject in each case to Nomad being indemnified to its reasonable satisfaction against all liabilities, reasonable costs, claims, losses, damages, charges and expenses properly incurred by it in consequence of its compliance with this clause 9.6 and provided that nothing in this clause 9 shall:

9.6.4	require any Indemnified Person to provide the Company with a copy of any document which it, in good faith, considers to be held by it subject to a duty of confidentiality or to be privileged whether in the context of any litigation connected with the claim or otherwise; or

9.6.5	subject to clause 9.8, prevent any Indemnified Person from settling, compromising or paying the claim, or accepting any original liability in relation thereto and enforcing the indemnity against the Company.

9.7	The indemnities contained in this clause 9 shall remain in full force and effect following Admission.

9.8	Nomad agrees that it will not without the prior written consent of the Company (not to be unreasonably withheld or delayed) settle or compromise or consent to the entry of any judgement with respect to any pending or threatened claim in respect of which indemnification may be sought by any Indemnified Person under this Clause 9 (whether or not the Indemnified Person is an actual or potential party to such Claim) unless such settlement, compromise or consent includes an unconditional release of the Company from all liability arising out of such claim.

10	Termination

10.1	If at any time before Admission, Nomad becomes aware that:

10.1.1	any statement contained in the Admission Document has become or been discovered to be untrue, inaccurate or misleading or that there has been an omission therefrom; or

10.1.2	any of the Warranties was, when given, untrue or inaccurate; or

10.1.3	any of the Warranties is not, or has ceased to be, true and accurate (or would not be true and accurate if then repeated) by reference to the facts subsisting at the time; or

10.1.4	any of the Directors or the Company have failed to comply with any of their respective obligations under this Agreement; or

10.1.5	a material new factor, mistake or inaccuracy relating to the information included in the Admission Document has arisen such that a Supplementary Admission Document is required by the AIM Rules to be published, then Nomad shall, if it is of the opinion that any such matter, fact, circumstance or event is materially adversely prejudicial in relation to the Placing or the Application (in the context of the Group as whole) and that it is inappropriate to proceed with the Placing or the Application, forthwith consult with the Company and may, during or as soon as practicable following such consultation, by notice in writing to the Company, terminate this Agreement with immediate effect.

10.2	If, at any time before Admission, there occurs any change in national or international, military, diplomatic, monetary, economic, political, financial or market conditions which, in the opinion of Nomad arrived at in good faith, would or would be likely to materially adversely prejudice the Company or the Placing, then Nomad may, in its absolute discretion, by notice in writing to the Company, terminate this Agreement with immediate effect.

10.3	If this Agreement is terminated under this clause 10:

10.3.1	Nomad shall, on behalf of the Company, withdraw the application (and, if appropriate, request the London Stock Exchange not to make the relevant announcements under rule 6 of the AIM Rules);

10.3.2	the Company shall, if so requested by Nomad, make a press announcement in such form as Nomad may reasonably require; and

10.3.3	Nomad shall ensure that all cheques and banker’s drafts received from Placees which have not been presented in respect if the relevant Placing are returned to the relevant Placees and that the proceeds of any cheques or banker’s drafts received from Placees which have been presented (together with other monies received from Placees) are repaid to the relevant Placees.

10.4	If this Agreement is terminated under this clause 10, the provisions of clause 2.2 shall apply as if the conditions set out in clause 2.1 had not been fulfilled.

11	Fees, commissions and expenses

11.1	In consideration of Nomad’s services in connection with the Placing, the Company shall pay to Nomad:

11.1.1	a corporate finance fee of £100,000;

11.1.2	a commission of 4 per cent, of the aggregate amount equal to the Placing Price multiplied by the total number of Placing Shares; and

11.1.3	a further commission of 0.25 per cent, of the aggregate amount equal to the Placing Price multiplied by the total number of Placing Shares in the event that the market capitalisation of the Group on Admission is £120 million or more, together with any VAT payable thereon, which commission and fee shall be paid by the Company in cleared funds not later than 3.00 pm on the date on which Nomad makes payment to the Company pursuant to clause 5.4.

11.2	In addition to the fee and commissions referred to in clause 11.1, the Company shall reimburse Nomad (to the extent the same are properly incurred by Nomad) in respect of the reasonable costs, charges and expenses of and incidental to the Application, the Placing and the issue of the Placing Shares, as follows:

11.2.1	up to the sum of £75,000 (plus any VAT payable thereon) in relation to the properly incurred legal fees of Nomad; and

11.2.2	up to the sum of £40,000 (less an amount equal to all printing costs if the same are not paid by Nomad) incurred in relation to all other reasonable costs, including without limitation, all printing costs (if such are paid by Nomad), advertising and distribution costs, London Stock Exchange fees, the fees of the Registrars, all accountancy or other professional fees and expenses (except for the legal fees and expenses of Nomad) and all stamp duty and stamp duty reserve tax (if any) payable by the Placees subscribing for Placing Shares pursuant to the Placing Documents (together in all cases with any VAT thereon), and the Company shall reimburse Nomad accordingly.

11.3	Any commissions agreed by Nomad to be payable by it to Placees will be paid out of the commission referred to in clause 11.1.2.

11.4	All fees, commissions, costs and expenses payable by the Company shall be paid by way of set-off and deduction by Nomad from the amounts payable pursuant to clause 5 if the amounts to be so deducted are known at the time of payment, or otherwise within five Business Days after receipt of the relevant invoice.

11.5	Where in pursuance of clause 11.2 a sum (the “relevant sum”) is to be paid or reimbursed by the Company to Nomad in respect of any amount and that amount includes an amount in respect of VAT (the “VAT element”), the Company shall pay an amount to Nomad by reference to the VAT element calculated as follows:

11.5.1	if the relevant sum constitutes for VAT purposes a reimbursement to Nomad of any amount incurred by Nomad for the supply of goods or services (otherwise than within clause 11.5.2), a sum equal to the proportion of the VAT element which Nomad certifies represents irrecoverable input tax in the hands of Nomad, that certificate to be conclusive in the absence of manifest error; or

11.5.2	if the relevant sum constitutes for VAT purposes a disbursement and is a reimbursement of an amount incurred by Nomad as agent for the Company, a sum equal to the whole of the VAT element.

11.6	Where a payment or reimbursement by the Company to Nomad in respect of any amount constitutes consideration for any supply of services by Nomad to the Company, the Company shall, in addition to the amounts otherwise payable, pay to Nomad the amount of any VAT charged by Nomad in respect of such supply, that payment to be made within five Business Days of the later of Nomad requesting the same and production by Nomad of an appropriate tax invoice.

12	Undertakings re overseas securities laws

12.1	Each of the Company and Nomad undertakes to the other that it has not (and is not aware that any other person has) registered under the United States Securities Act of 1933 (as amended) or any other legislation of any country or territory outside the United Kingdom any shares in the Company and undertakes not to offer or sell any such shares outside the United Kingdom.

12.2	The Company undertakes to Nomad that none of the Company, any of its Subsidiaries and any person acting on its or their behalf has engaged in or will engage in, nor has the Company procured nor will it procure any person to engage in, any directed selling efforts with respect to shares in the Company in the United States of America or any other territory outside the United Kingdom during the period commencing on the date of this Agreement and ending 12 months following the Completion Date.

12.3	Nomad undertakes to the Company that neither it nor any Indemnified Person nor any person acting on its or their behalf has engaged in or will engage in, nor has any such person procured nor will it procure any person to engage in, any directed selling efforts with respect to shares in the Company in the United States of America or any other territory outside the United Kingdom during the period commencing on the date of this Agreement and ending 12 months following the Completion Date.

12.4	Neither the Company, nor any of its Subsidiaries, nor Nomad, nor any person acting on behalf of any such person has or will:

12.4.1	directly or indirectly, make offers or sales of any security, or solicit offers to buy or sell, or otherwise negotiate in respect of, any security under circumstances that would require the registration of the Placing Shares under the US Securities Act;

12.4.2	engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of the US Securities Act) in connection with any offer or sale of Placing Shares in the United States; and

12.4.3	engage in any directed selling efforts (as defined in Regulation S under the US Securities Act) with respect to the Placing Shares.

13	Announcements

13.1	Except as expressly required under this Agreement, neither the Company nor the Directors nor OSI shall make or despatch any public announcement or communication concerning the Company or any member of the Group or in connection with the Placing or the issue of the Placing Shares for the period commencing on the date of this Agreement and ending on Admission without the prior written consent of Nomad as to the content, timing and manner of making or despatch of such.

13.2	The Company and the Directors shall use all reasonable endeavours to procure that employees of each member of the Group and advisers to and agents of the Company and any other member of the Group observe the restriction set out in clause 13.1 as if they were parties to this Agreement.

14	Variation and waiver

14.1	No variation of this Agreement shall be effective unless made in writing and signed by all the parties.

14.2	No waiver of any term, provision or condition of this Agreement shall be effective except to the extent made in writing and signed by the waiving party.

14.3	No omission or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver by it of any right to exercise it in future or of any other of its rights under this Agreement.

15	Time of the essence

Time shall be of the essence of this Agreement both as to any time, date or period mentioned in this Agreement and to any time, date or period substituted by agreement of the parties.

16	Law and jurisdiction

16.1	This Agreement shall be governed by and construed in all respects in accordance with English law.

16.2	The parties submit to the exclusive jurisdiction of the English courts to determine any disputes which may arise out of, under, or in connection with this Agreement and agree that, in respect of any proceedings, process may be served on any of them in the manner specified for notices in clause 17.

16.3	The rights set out in this clause are in addition to any other manner of service permitted by law.

17	Notices

17.1	Any notice or other document to be served under this Agreement must be in writing and shall be delivered or sent by pre-paid first class letter post or facsimile transmission to the party to be served at that party’s address set out in this Agreement:

17.1.1	in the case of the Company, OSI or any of the Directors to:

12525 Chadron Ave, Hawthorne, CA 90250, USA

Attention: Victor Sze (General Counsel)

17.1.2	in the case of Nomad to:

88 Wood Street, London EC2V 7QR

Attention: Tim Mickley

or at such other address or number as that party may from time to time notify in writing to each other party to this Agreement.

17.2	Any notice or document shall be deemed served:

17.2.1	if delivered, at the time of delivery;

17.2.2	if posted, on the second Business Day after the day of posting; and

17.2.3	if sent by facsimile transmission, at the time of transmission if between the hours of 9.00 am and 5.00 pm on Monday to Friday (other than statutory holidays) or otherwise at 9.00 am on the next succeeding Business Day.

17.3	In proving service (without prejudice to any other means):

17.3.1	by post, it shall only be necessary to prove the notice or document was contained in an envelope properly stamped (with first class airmail postage) and posted as provided in this clause; or

17.3.2	by facsimile transmission, it shall be necessary to prove that the notice or document was duly received by production of a copy fax bearing the addressee’s automatic record of correct transmission.

18	Invalidity

The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement.

19	Counterparts

This Agreement may be executed in any number of counterparts and by the several parties on separate counterparts each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same instrument.

20	Survivorship

The warranties, indemnities, undertakings, agreements, and provisions contained in this Agreement shall remain in full force and effect notwithstanding completion of the Placing.

21	Entire agreement

This Agreement (together with the documents entered into under it or at the same time as it) supersedes all prior understanding and agreements (including the engagement letter dated 30 September 2005 between the Company and Nomad) (whether written or oral) relating to its subject matter and contains the entire agreement between the parties relating to its subject matter.

22	Assignment

This Agreement is personal to the parties and the rights and obligations of the parties may not be assigned or otherwise transferred without the other parties’ written consent. This Agreement shall be binding on each party’s successors, and personal representatives and estates (as the case may be).

23	Contracts (Rights of Third Parties) Act 1999

Unless the right of enforcement is expressly granted, no party shall have the right to enforce a provision of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

24	General

24.1	The Company, OSI and each of the Directors will give all such assistance and provide all such information as Nomad shall reasonably require for the purposes of this Agreement and will execute all such documents and do all such acts and things as Nomad may reasonably require in order to give effect to the terms of this Agreement.

24.2	Any of the documents in the agreed terms may be amended with the prior approval of Nomad (such approval not be to unreasonably withheld or delayed) and references to such documents in this Agreement shall, where appropriate, be construed as references to such documents as so amended.

24.3	All payments provided for in this Agreement shall be made in pounds sterling.

24.4	Without prejudice to the foregoing, the Company and each of the Directors accept that, in addition to any remedy or right of action available to it under this Agreement, any Placee will be entitled (as subscribers of the Placing Shares), to the extent that any Placee has subscribed for the Placing Shares, to the same remedies and rights of action against the Company and each of the Directors and to the same extent as any person acquiring any Placing Shares may have on the basis of the Admission Document and any Supplementary Admission Document.

This Agreement is entered into on the date above.